Exhibit 10.4

Execution Version

PRECEDENT AGREEMENT

for Transportation Agreement

This Precedent Agreement (“Precedent Agreement”) is made and entered into this 19th day of December, 2012, by and between Equitrans, L.P., a Pennsylvania limited partnership (“Transporter”) and Peoples Natural Gas Company LLC, a Pennsylvania limited liability company (“Shipper”).  Transporter and Shipper may be referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Transporter is a provider of interstate natural gas transmission services subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC” or “Commission”);

WHEREAS, Transporter is responsible for the operation of the Sunrise Pipeline under a lease agreement with Sunrise Pipeline LLC, which is the owner of the Sunrise Pipeline;

WHEREAS, Transporter has determined that it can modify and expand the Sunrise Pipeline, or cause the same to be modified and expanded, in connection with the utilization of existing capacity on Transporter’s Mainline Transmission System to provide firm transmission service to Shipper (hereinafter referred to as the “Project” );

WHEREAS, Shipper desires to receive from Transporter and Transporter desires to provide to Shipper the firm transportation capacity made available by the Project (“Transportation Capacity”) pursuant to the terms and conditions fully described in this Precedent Agreement and Transporter’s FERC Gas Tariff;

WHEREAS, it is necessary for Shipper to commit to execute a firm transportation service agreement at the levels of service and the rates set forth herein in order to provide support for Transporter’s overall commitment to the development of the Project;

NOW THEREFORE, in consideration of the mutual covenants herein assumed and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transporter and Shipper agree as follows:

1.            Facilities.

(a)          Transporter agrees to create or to cause to be created by Transporter’s designee additional capacity on its system through (i) the modification and expansion of certain natural gas transmission facilities in Pennsylvania and (ii) the utilization of existing system capacity.  The Project is expected to provide in aggregate at least approximately 400 MDth per day of new firm transportation capacity.  The Project is expected to involve installing additional compression at the Jefferson Compressor Station, the installation of a receipt point interconnect with Texas Eastern and the installation of yard piping to provide for the discharge of gas into the northern portion of Equitrans Mainline Transmission System.

(b)          Transporter or Transporter’s designee shall be responsible for the acquisition, design, construction, installation, land rights, and permitting of the facilities that may be necessary for

Transporter to provide the services specified in this Precedent Agreement in accordance with the terms and conditions of this Precedent Agreement.

2.            Level of Service, Term and Rates for Service.

(a)          Shipper agrees within ten (10) days of written notice from Transporter to execute and deliver a transportation service agreement applicable to Firm Transportation Service under Transporter’s Rate Schedule FTS in the form set forth in Exhibit 1, in the quantity and at the receipt and delivery points set forth in the table below (“Service Agreement”).

TRANSPORTATION CAPACITY

Applicable Time Periods During Term of Service Agreement	Maximum Daily Quantity (“MDQ”)	Receipt Point(s)	Delivery Point(s)

November 1 – March 31	101.7 MDth / day	Sunrise Jefferson Pool	Ginger Hill Interconnect
April 1 – October 31	42 MDth / day

November 1 – March 31	75 MDth / day	Jupiter	Ginger Hill Interconnect
April 1 – October 31	10 MDth / day

November 1 – March 31	75 MDth / day	Calysto	Ginger Hill Interconnect
April 1 – October 31	10 MDth / day

(b)          Shipper’s obligations under the Service Agreement, including Shipper’s obligation to pay, shall commence on April 1, 2014 (the “Term Commencement Date”) and will continue for a term of twenty (20) years, subject to the following:

(i)           if that certain Master Purchase Agreement dated as of December 19th, 2012 between certain affiliates of the Parties (the “MPA”) is  terminated for any reason other than (i) pursuant to Section 9.1(d) of the MPA, or (ii) by EQT Corporation pursuant to Section 9.1(c) of the MPA, then the Term Commencement Date shall not occur and this Precedent Agreement shall terminate; and

(ii)          the term of the Service Agreement shall be reduced from twenty (20) years to ten (10) years in the event that the MPA is terminated (i) pursuant to Section 9.1(d) of the MPA, or (ii) by EQT Corporation pursuant to 9.1(c) of the MPA.

(c)          Transporter will only commit to pursue development of the Project on a negotiated rate basis subject to the terms and conditions of this Precedent Agreement.  Shipper, having been apprised of the availability of a maximum recourse rate for the service described herein, elects to pay the negotiated rates (“Negotiated Rates”) as follows:

NEGOTIATED RATES

Monthly Reservation Rate	$7.685/Dth

Usage Rate	$0.0216/Dth Received

Overrun Rate	$0.2743/Dth

Retention Rate	2.85%

The rates set forth in this Precedent Agreement and the Service Agreement (other than the retention rate) shall be subject to an upward adjustment to be effective on the first day of April that is at least five years after the Term Commencement Date, and then again every five years on April 1 during the term of the Service Agreement based on the positive cumulative change in the Producer Price Index as of December 31 of the preceding year (if any).  In addition to the Negotiated Rates set forth above, Shipper shall pay ACA, Retention Rates, and all other surcharges that may be applicable to FTS shippers as set forth in Transporter’s FERC Gas Tariff, as amended from time to time, with the exception of the Pipeline Safety Cost Rate (“PSC Rate”).  Any nominations to delivery points other than the following delivery points will be subject to the PSC Rate: the delivery point listed in Section 2(a); TETCO Jefferson; and TCO Picken Paw.

(d)          Unless otherwise agreed between the Parties, the rates set forth in this Precedent Agreement (including the rate adjustment set forth in the preceding paragraph) and the Service Agreement shall be the sole rates applicable to the service provided hereunder and thereunder, and Transporter shall not be entitled to charge Shipper any additional rates, fees, charges, retainages or other assessments in connection with provision of such service.  In the event that Transporter is required under any applicable law or tariff to charge Shipper any rates, fees, charges, retainages or other assessments in connection with provision of the service other than those specifically provided in this Precedent Agreement or the Service Agreement or otherwise agreed between the Parties, the amount or value of such rates, fees, charges, retainages or other assessments charged by Transporter to Shipper shall be deducted from the amounts due from Shipper to Transporter under this Precedent Agreement and the Service Agreement.

(e)          Each Party irrevocably waives its rights, including any rights under sections 4 and 5 of the Natural Gas Act or any other applicable law, unilaterally to seek or support a change in the rate(s), charges, classifications, terms or conditions of the service provided under this Precedent Agreement or the Service Agreement.  By this provision, each Party expressly waives its right to seek or support: (i) an order from FERC finding that the rate(s), charges, classifications, terms or conditions agreed to by the Parties under this Precedent Agreement or the Service Agreement are unjust and unreasonable or otherwise should be changed; or (ii) any refund with respect thereto.  Each Party agrees not to make or support such a filing or request, and that these covenants and waivers shall be binding notwithstanding any regulatory or market changes that may occur hereafter.  Absent the agreement of both Parties to any proposed change to the rate(s), charges, classifications, terms or conditions hereunder, the standard of review for changes to any provision of this Precedent Agreement or the Service Agreement proposed by a party (to the extent that any waiver as set forth in this Section 2.4 is unenforceable or ineffective as to such Party), a non-party or FERC acting sua sponte, shall be the ‘public interest’ standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956), as clarified in Morgan Stanley Capital Group, Inc. v. Public Util. Dist. No. 1 of Snohomish, 554 U.S. 527 (2008).

(f)           Transporter shall hold an Open Season for the Transportation Capacity no later than 120 days after the date of this Precedent Agreement.  Shipper shall submit a bid during the Open Season.  Submission of this Precedent Agreement and the open season request form during the Open Season shall satisfy Shipper’s obligation to submit such a bid.  Transporter shall not reduce Shipper’s capacity to accommodate any bids received during the Open Season unless required by an order issued by the Commission.

3.            Transporter’s Obligations.  Transporter agrees to obtain or cause to be obtained the contractual and property rights, financing arrangements and regulatory approvals, including authorizations from FERC under the Natural Gas Act, as may be necessary to construct the Project so as to provide firm transportation service at the levels specified herein to Shipper by the Term Commencement Date.

4.            Shipper’s Obligations

(a)          Contemporaneously with the execution of this Precedent Agreement by both Parties, Shipper shall (i) execute and deliver the attached Credit Agreement, attached hereto as Exhibit 2, and (ii) meet Transporter’s creditworthiness requirements as set forth in the attached Credit Agreement.  Shipper shall abide by the Credit Agreement and maintain its creditworthiness in accordance with the Credit Agreement on a continuous basis during the term of the Credit Agreement.

(b)          Shipper shall be responsible for making all arrangements with upstream and downstream pipelines, including but not limited to acquiring any services from upstream and downstream pipelines, that may be necessary for Shipper to utilize the Transportation Capacity.  Shipper’s failure to have in place adequate upstream or downstream facilities or arrangements shall not relieve Shipper of its obligations under this Precedent Agreement or the related Service Agreement.

(c)          Upon the Term Commencement Date, Shipper shall pay the charges pursuant to the terms set forth in this Precedent Agreement.

(d)          Shipper will cooperate with Transporter to provide, on a timely basis, all information requested by Transporter that Transporter deems necessary in its reasonable discretion for obtaining approvals to construct the Project, including but not limited to information required to prepare, file and prosecute Transporter’s application to FERC for the Project.  By signing below, Shipper gives consent for filing the Precedent Agreement and the Service Agreement with the Commission and agrees to support the Project in the Project docket at the Commission.

5.            Termination of Precedent Agreement.  Except as otherwise provided herein, this Precedent Agreement shall terminate on the Term Commencement Date, provided, however,  that Sections 2(d) and 2(e) shall survive such earlier termination and remain in full force and effect through the term of the Service Agreement, and Section 14 will survive such earlier termination and remain in full force and effect until December 31, 2016.

6.            Assignment.  Any company that shall succeed by purchase, merger or consolidation to the properties, substantially as an entirety, of Transporter or Shipper, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessors in title under this Precedent Agreement.  Other than as set forth in the preceding sentence, no assignment by Shipper of any of the rights or obligations hereunder shall be made unless there first shall have been obtained the written consent thereto of Transporter.  Transporter may, without relieving itself of its obligations hereunder, assign any of its rights to a company with which it is affiliated.

7.            Representations and Warranties.  Each Party represents and warrants to each other as follows:

(a)          Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is in good standing in each other jurisdiction where the failure to so qualify would have a material adverse effect upon the Party’s business or financial condition.

(b)          The execution, delivery and performance of this Precedent Agreement does not and will not require the consent of any trustee or holder of any indebtedness, or be subject to or inconsistent with other obligations of such Party under any other agreement.

(c)          This Precedent Agreement has been duly executed and delivered by a company official having authority to act for and bind the Party on whose behalf he or she purports to act, and the Party on whose behalf he or she purports to act is authorized to take the actions and obligations contemplated herein.  This Precedent Agreement constitutes a legal, valid, binding and enforceable obligation, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditor’s rights generally and by general equitable principles.

(d)          No governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any governmental authority is required in connection with the execution and delivery of this Precedent Agreement.

(e)          To the best of such Party’s knowledge, there is no pending or threatened action or proceeding before any court, government authority or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of such Party or the ability of such Party to perform its obligations hereunder, or that purports to affect the legality, validity or enforceability of this Precedent Agreement or would otherwise hinder or prevent such Party’s performance hereunder.

8.            Force Majeure.

(a)          In the event that Transporter is rendered unable wholly or in part by Force Majeure to carry out its obligations under this Precedent Agreement, other than the obligation to make payment of amounts accrued and due hereunder, the obligations of Transporter so far as they are affected by such Force Majeure shall be suspended during the continuance of such inability to perform, provided that Transporter gives proper notice, but for no period longer than the continuation of the inability to perform caused by such Force Majeure, and such cause shall be remedied, to the extent possible, with all reasonable dispatch.  Proper notice shall be written notice delivered electronically or otherwise that describes the full particulars of the Force Majeure event.  Transporter shall not be liable in damages to Shipper for any act, omission, nor circumstances occasioned by or in consequence of Force Majeure, provided that Transporter shall use commercially reasonable efforts to remedy any situation that may interfere with the performance of its obligations hereunder; provided the settlement of strikes or other labor disturbances shall be in a Transporter’s sole discretion.

(b)          The term “Force Majeure” shall include any act, omission event or circumstance, or any combination thereof, that is beyond the reasonable control of Transporter and that was not, or would not have been, preventable by Transporter through the exercise of due diligence, including but not limited to: acts of God, wars, blockades, insurrections, expropriation, acts of a public enemy, sabotage, civil disturbance, riots, epidemics, landslides, lightning, earthquakes, fires, drought, tornadoes, storms, washouts, floods, quarantine restriction, order of a court, government agency or government authority, failure to obtain necessary government approvals and authorizations, failure to obtain necessary rights of way or other property rights, strikes, lockouts, labor disruptions, accidents or disruptions beyond the reasonable control of Transporter (including breakage of or damage to machinery, equipment, materials, or lines of pipe), or a Force Majeure act, event or omission affecting a supplier, vendor, material man, or contractor engaged in the Project.

9.            Modifications or Waivers.  No modification or waiver of the terms and provisions of this Precedent Agreement shall be or become effective except by the execution by both Parties of a written amendment.

10.         Notices.  Notices under this Precedent Agreement shall be sent to:

Transporter: Equitrans, L.P. Attention: Legal Department 625 Liberty Avenue Pittsburgh, PA 15222 Facsimile:	Shipper: Peoples Natural Gas Company LLC Attn: 375 North Shore Drive, Suite 600 Pittsburgh, PA 15212 Facsimile:

Any notice, request, instruction, correspondence or other document to be given hereunder by either Party shall be in writing and delivered personally or mailed by certified mail, postage prepaid and return receipt requested, by overnight courier, or by facsimile.  Notice given by personal delivery, certified mail, or express courier shall be effective upon actual receipt.  In the absence of proof of the actual receipt date, notice by personal delivery or overnight courier shall be deemed to have been received on the next business day after it was sent or such earlier time as is confirmed by the receiving Party, and notice given by certified mail shall be deemed to have been received five (5) business days after it was sent or such earlier time as is confirmed by the receiving Party.  Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of recipient’s next business day if received after recipient’s normal business hours.  All notices by facsimile shall be promptly confirmed in writing by certified mail or overnight courier.  Any Party may change any address to which notice is to be given to it by providing written notice as provided above of such change in address to the other Party.

11.         LIMITATION OF LIABILITY.  NOTWITHSTANDING ANYTHING IN THIS PRECEDENT AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS PRECEDENT AGREEMENT, INCLUDING, WITHOUT LIMITATION, DAMAGES RELATED TO LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS.  IN FURTHERANCE OF THE FOREGOING, EACH PARTY RELEASES THE OTHER PARTY AND WAIVES ANY RIGHT OF RECOVERY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE CAUSED BY THE OTHER PARTY’S NEGLIGENCE (AND REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE, JOINT, CONCURRENT, ACTIVE, PASSIVE, OR GROSS NEGLIGENCE), FAULT, STRICT LIABILITY, OR OTHERWISE.

12.         Governing Law.  The construction, interpretation, and enforcement of this Precedent Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to any rules or principles of conflicts of law, which would refer any matter hereunder to the laws of a jurisdiction other than the Commonwealth of Pennsylvania.  Each of the Parties hereto hereby waives any right to have a jury participate in resolving any dispute, arising out of, connected with, relating to, or incidental to this Precedent Agreement, whether sounding in contract, tort or otherwise.

13.         Confidentiality.  Due to competitive concerns of Transporter and Shipper, each Party and its respective agents, employees, affiliates, officers, directors, attorneys, auditors and other representatives shall keep and maintain this Precedent Agreement and the independent provisions hereof in strict confidence, and shall not transmit, reveal, disclose or otherwise communicate the existence of or any of the provisions of this Precedent Agreement to any person without first obtaining the express written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that this Precedent Agreement may be filed with the Pennsylvania Utility Commission and with FERC to demonstrate market support for the Project, or otherwise disclosed without consent of the other Party if such disclosure, in whole or in part, is reasonably necessary to enforce the Party’s rights hereunder or to defend itself with respect to any litigation involving this Precedent Agreement, or if such disclosure is expressly contemplated or required by applicable law, regulation, or order of any governmental authority of competent jurisdiction.

14.         Capacity Commitment.  As required by its PA PUC 1307(f) gas recovery filing, Shipper will annually evaluate its projected capacity needs for end-use customers of Shipper.  This Precedent Agreement and the Service Agreement include Shipper’s expected capacity needs to serve any natural gas suppliers’ or transportation customers’ expected capacity needs who have elected to utilize the capacity provided under the Service Agreement.   However, to the extent that Shipper’s level of capacity under the Service Agreement exceeds Shipper’s projected capacity requirements required to serve its customer’s usage requirements, as they may exist from time to time, as determined by the PA PUC in its annual 1307(f) proceeding, Shipper has the right, in accordance with the Transporter FERC Gas Tariff and the rules and regulations and policies of FERC, to release capacity in excess of its requirements, whether through temporary or permanent capacity release, to replacement shippers.

15.         Miscellaneous

(a)          All exhibits attached hereto are hereby incorporated into this Precedent Agreement by reference and shall be deemed part of this Precedent Agreement as if fully set forth herein.  This Precedent Agreement, the Service Agreement, and the Credit Agreement supersede all prior agreements and understandings, whether oral or written, with respect to the Transportation Capacity.

(b)          Nothing in this Precedent Agreement, whether express or implied, shall create any rights or remedies in third parties, and no provision of this Precedent Agreement or the Service Agreement shall be construed as creating any obligations for the benefit of, or rights in favor of, any person or entity other than Transporter or Shipper.

(c)          No waiver of either Party, or failure to give notice, of any default or breach by the other Party in the performance of any provision, condition or requirement herein shall be deemed a permanent waiver of, or in any manner release the other Party from, future performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner release the other Party from, future performance of the same provision, condition or requirement.  Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter.

(d)          This Precedent Agreement, and all of the terms and provisions contained herein, and the respective obligations of the Parties hereunder, are subject to all existing and future valid and applicable laws, orders, rules and regulations of duly constituted governmental authorities having jurisdiction over the Parties.

(e)          The headings contained in this Precedent Agreement are for reference purposes only and will not affect the meaning or interpretation of this Precedent Agreement.  The singular form of any noun shall be deemed to include the plural, and the plural form of any noun shall be deemed to include the singular.

(f)           This Precedent Agreement may be executed in one or more counterparts, each of which will be an original, with such counterparts together constituting one and the same instrument.

(g)          No presumption will operate against Transporter as a result of bearing any responsibility for drafting this Precedent Agreement.

In witness whereof, the Parties have executed this Precedent Agreement as of the dates set forth below.

Equitrans, L.P.		Peoples Natural Gas Company LLC

Signature:	/s/ Randall L. Crawford	Signature:	/s/ Morgan K. O’Brian

Name:	Randall L. Crawford	Name:	Morgan K. O’Brian

Title:	President	Title:	President and CEO

Date:	December 19, 2012	Date:	December 19, 2012

Signature Page to Precedent Agreement (Transportation)

EXHIBIT 1

EQUITRANS, L.P.

TRANSPORTATION SERVICE AGREEMENT

APPLICABLE TO FIRM TRANSPORTATION

SERVICE UNDER RATE SCHEDULE FTS

Contract No. ______

Dated______

1.    Agreement (CHECK ONE)

_X__    This is a new Agreement.

___        This Agreement supersedes, terminates, and cancels Contract No. _____, dated _____________. The superseded contract is no longer in effect.

2.    Service under this Agreement is provided pursuant to Subpart B or Subpart G of Part 284, Title 18, of the Code of Federal Regulations. Service under this Agreement is in all respects subject to and governed by the applicable Rate Schedule and the General Terms and Conditions of the Equitrans FERC Gas Tariff (“Tariff”) as they may be modified from time to time, and such are incorporated by reference. In the event that language of this Agreement or any Exhibit conflicts with Equitrans’ Tariff, the language of the Tariff will control.

3.    Equitrans shall have the unilateral right to file with the Commission or other appropriate regulatory authority, in accordance with Section 4 of the Natural Gas Act, changes in Equitrans’ Tariff, including both the level and design of rates, charges, Retainage Factors and services, and the General Terms and Conditions.

4.    Customer’s Maximum Daily Quantity (“MDQ”) of natural gas transported under this Agreement shall be the MDQ stated in Exhibit A to this Agreement.  If service under this Agreement is associated with a firm storage agreement, Customer’s Base MDQ and Winter MDQ are stated in Alternative Exhibit A.

5.    The effective date, term and associated notice and renewal provisions of this Agreement are stated in Exhibit A to this Agreement.

6.    The Receipt and Delivery Points are stated in Exhibit A to this Agreement.

7.    Customer shall pay Equitrans the maximum applicable rate (including all other applicable charges and Retainage Factors authorized pursuant to Rate Schedule FTS and the Tariff) for services rendered under this Agreement, unless Customer and Equitrans execute Optional Exhibit B (Discounted Rate Agreement) or Optional Exhibit C (Negotiated Rate Agreement).

8.    Exhibits are incorporated by reference into this Agreement upon their execution. Customer and Equitrans may amend any attached Exhibit by mutual agreement, which amendments shall be reflected in a revised Exhibit, and shall be incorporated by reference as part of this Agreement.

Exhibit 1

IN WITNESS WHEREOF, Customer and Equitrans have executed this Agreement by their duly authorized officers, effective as of the date indicated above.

CUSTOMER:		EQUITRANS, L.P.:

By		By
	(Date)		(Date)

Title		Title

Exhibit 1-2

EXHIBIT A

to the

TRANSPORTATION SERVICE AGREEMENT

Between EQUITRANS, L.P.

and

Peoples Natural Gas Company LLC (“Customer”)

Pursuant to Rate Schedule FTS

Contract No. ______

Dated _____

This Exhibit A is dated ________.

Any previously executed Exhibit A under this Agreement is terminated and is no longer in effect.

1.            Notices and Correspondence shall be sent to:

Equitrans, L.P.

EQT Plaza

625 Liberty Avenue Ste 1700

Pittsburgh, PA 15222-3111

Attn: Gas Transportation Dept.

Phone:  (412) 395-2604

Facsimile:  (412) 395-3347

E-mail Address: _____________

Peoples Natural Gas Company LLC

Address:  [________]

Representative:

Phone:

Facsimile:

E-mail Address:

DUNS:

Federal Tax I.D. No.:

Other contact information if applicable:

2.            Service Under this Agreement is provided on:

___     Mainline System

___     Sunrise Transmission System

3.          Maximum Daily Quantity (MDQ):  ___ Dth

Exhibit 1-3

Effective Date: _____________

4.          Primary Receipt and Delivery Point(s)

Primary Receipt Point(s)**	Base	Winter	Effective
(Meter No. and/or Meter Name)	MDQ Allocation	MDQ Allocation	Date

** Receipt point MDQs do not include quantities required for retainage.

Primary Delivery Point(s)	Base	Winter	Effective
(Meter No. and/or Meter Name)	MDQ Allocation	MDQ Allocation	Date

5. Effective Date and Term: This Exhibit A is effective [______] and continues in full force and effect _____________ [insert either “through” or “for a primary period of”] _________________ [insert end date of agreement or length of primary term].*  For agreements twelve (12) months or longer, _____________________[insert “Customer” and/or “Equitrans”] may terminate the agreement at the end of the primary term by providing at least _____ months prior written notice of such intent to terminate.

At the expiration of the primary term, this Exhibit A has the following renewal term (choose one):

____ no renewal term

____ through _______________ [insert date]*

____ for a period of _______________ [insert length of renewal term]*

____ year to year* (subject to termination on ____months prior written notice)

____ month to month (subject to termination by either party upon ___ days written notice prior to contract expiration)

____ other (described in section 6 below)

* In accordance with Section 6.21 of the General Terms and Conditions, a right of first refusal may apply; any contractual right of first refusal will be set forth in Section 6 of this Exhibit A.

6.         Other Special Provisions:

As required by its PA PUC 1307(f) gas recovery filing, Customer will annually evaluate its projected capacity needs for end-use customers of Customer.  This Agreement includes Customer’s expected capacity needs to serve any natural gas suppliers’ or transportation customers’ expected capacity needs who have elected to utilize the capacity provided under the Agreement.   However, to the extent that Customer’s level of capacity under the Agreement exceeds Customer’s projected capacity requirements required to serve its customer’s usage requirements, as they may exist from time to time, as determined by the PA PUC in its annual 1307(f) proceeding, Customer has the right, in accordance with the Equitrans FERC Gas Tariff and the rules and regulations and policies of FERC, to release

Exhibit 1-4

capacity in excess of its requirements, whether through temporary or permanent capacity release, to replacement shippers.

IN WITNESS WHEREOF, Customer and Equitrans have executed this Exhibit A by their duly authorized officers, effective as of the date indicated above.

CUSTOMER:	EQUITRANS, L.P.:

By	By
(Date)	(Date)

Title	Title

Exhibit 1-5

OPTIONAL EXHIBIT C

to the

TRANSPORTATION SERVICE AGREEMENT

Between EQUITRANS, L.P.

and

 Peoples Natural Gas Company LLC (“Customer”)

Pursuant to Rate Schedule FTS

Contract No. ______

Dated _____

This Exhibit C is dated ________.

Any previously executed Exhibit A under this Agreement is terminated and is no longer in effect.

NEGOTIATED RATE AGREEMENT

1. In accordance with Section 6.30 of the General Terms and Conditions of Equitrans’ Tariff, Equitrans and Customer agree that the following negotiated rate provisions will apply under the Agreement:

[Insert negotiated rate terms]

Except as expressly stated herein, Equitrans’ applicable maximum rates and charges set forth in the Statement of Rates of its Tariff continue to apply.

2.         Customer acknowledges that it is electing Negotiated Rates as an alternative to the rates and charges set forth in the Statement of Rates of Equitrans’ Tariff applicable to Rate Schedule FTS, as revised from time to time.

3.         This Exhibit C is effective [insert commencement date, which may be drafted to take into consideration uncertainties associated with completion of construction] and continues in effect ___________________ [insert either “through” or “for a primary period of”] _________________ [insert end date of agreement or length of primary term].

4.       In the event any provision of this Exhibit C is held to be invalid, illegal or unenforceable by any court, regulatory agency, or tribunal of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions, terms or conditions shall not in any way be affected or impaired thereby, and the term, condition, or provision which is held illegal or invalid shall be deemed modified to conform to such rule of law, but only for the period of time such order, rule, regulation, or law is in effect.

5.         Other Special Provisions:

[This section may include terms and conditions specifically permitted by provisions identified in Section 6.44 of the General Terms and Conditions of the Tariff.]

Exhibit 1-6

IN WITNESS WHEREOF, Customer and Equitrans have executed this Exhibit C by their duly authorized officers, effective as of the date indicated above.

CUSTOMER:	EQUITRANS, L.P.:

By	By
(Date)	(Date)

Title	Title

Exhibit 1-7

EXHIBIT 2

CREDIT AGREEMENT

This Credit Agreement (“Agreement”) is made and entered into effective this 19th day of December, 2012, by and between EQUITRANS, L.P. (“Transporter”) and Peoples Natural Gas Company LLC, (“Shipper”).  Each of Transporter and Shipper are sometimes referred to herein individually as “Party” or collectively as “Parties.”

WHEREAS, Transporter owns and operates an interstate natural gas transmission and storage pipeline system in West Virginia and Pennsylvania (“Transporter’s System”); and

WHEREAS, Transporter has determined that it can modify and expand the Sunrise Pipeline, or cause the same to be modified and expanded, in connection with the utilization of existing capacity on Transporter’s Mainline Transmission System to provide firm transmission service to Shipper (hereinafter referred to as the “Project” ); and

WHEREAS, Transporter and Shipper entered into a Precedent Agreement, dated December 19th, 2012, for the aggregate amount of firm transportation capacity on the Project set forth therein (“Precedent Agreement”);

WHEREAS, Transporter and Shipper will execute a Service Agreement as contemplated by and in accordance with the Precedent Agreement (“Service Agreement”);

WHEREAS, Transporter will make significant capital expenditures to develop and construct the Project; and

WHEREAS, Transporter desires for Shipper to commit to provide Transporter with assurance of Shipper’s performance of its financial obligations relating to or arising under the Service Agreement in consideration of Transporter’s willingness to pursue the Project in accordance with the terms of the Precedent Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, Transporter and Shipper hereby agree as follows:

1.  Shipper has furnished financial information requested by Transporter in accordance with Section 6.3 of the General Terms and Conditions of Transporter’s FERC Gas Tariff (the “Tariff”) and Transporter has conducted a credit evaluation of Shipper’s current creditworthiness in accordance with Transporter’s Tariff.  Furthermore, for the duration of this Agreement, the Precedent Agreement and any Service Agreement entered pursuant to the Precedent Agreement, Shipper shall deliver to Transporter within 120 days after the close of each fiscal year Shipper’s financial statements that reflect the operations of Shipper for the most recent fiscal year, including, without limitation, a balance sheet, income statement, and statement of cash flows, with supporting schedules; all on a consolidated and consolidating basis and in reasonable detail; provided, if such financial statements are posted on the website of Shipper or Shipper’s parent company or are otherwise publicly available on the website of the Securities Exchange Commission or a successor agency, then Shipper shall have no obligation to deliver such financial statements to Transporter.

2.  Shipper shall be deemed creditworthy if Shipper (1) has a Credit Rating (as defined below) of BBB- or better from Standard & Poor’s Rating Group (“S&P”) or its successor, or from Fitch Ratings (“Fitch”), or its successor, and Baa3 or better from Moody’s Investor Services, Inc.

Exhibit 2

(“Moody’s”) and (2) is not under review by either S&P, Fitch, or Moody’s for possible downgrade below the levels of BBB-, BBB-, and Baa3, respectively. If Shipper is rated by more than one rating agency and the existing Credit Ratings are split, (a) where two Credit Ratings are equal and higher than the third Credit Rating, the higher ratings will apply, (b) where two Credit Ratings are equal and lower than the third Credit Rating, the lower ratings will apply, or (c) where no Credit Ratings are equal, the intermediate rating will apply.  Alternatively, Shipper shall be deemed creditworthy if Shipper has a Guarantor (hereinafter referred to as the (“Guarantor”)) of Shipper’s obligations under the Precedent Agreement and the Service Agreements that has (1) provided an irrevocable, unconditional guaranty in a dollar amount up to six (6) months of reservation charges under the Service Agreement and in form and substance reasonably acceptable to Transporter issued by an entity which has a Credit Rating as defined above.

3.  Notwithstanding the financial information reporting requirements outlined in Section 1, the Parties acknowledge that Shipper’s and Guarantor’s credit quality, as applicable, may change over time, and Transporter shall have the right to obtain updated or additional financial information from Shipper and Guarantor, as applicable, at any time to assess its current creditworthiness.  Shipper shall notify Transporter promptly if at any time during the term of this Credit Agreement it fails to meet the requirements of Section 2, above.  If at any time during the term of this Credit Agreement, Shipper or Guarantor, as applicable, fail to meet the creditworthiness to Transporter in accordance with Section 2 of this Credit Agreement, then Transporter may require Shipper and Guarantor to provide and maintain credit assurance, in a form and substance reasonably acceptable to Transporter in accordance with this Credit Agreement, and in a dollar amount up to six (6) months of reservation charges under the Service Agreement.  Transporter agrees any of the following may be proposed by Shipper or Guarantor as an alternate form of credit assurance in an amount at least equal to the “Amount of Credit Assurance” set forth in the table set forth below in this Section 3, subject to such alternative being reasonably acceptable to Transporter as no less a credit assurance than previously provided and fully satisfactory in form and substance:

(I) an irrevocable letter of credit to Transporter, satisfactory to Transporter, in its reasonable discretion, verifying the Shipper’s creditworthiness, in a dollar amount not to exceed a total of six (6) months of reservation charges under the Service Agreement;

(ii) a prepayment, in an amount not to exceed a total of six (6) months of reservation charges under the Service Agreement, in advance for this service on Transporter’s system;

(iii) a grant to Transporter of a security interest in collateral, the value of which is mutually agreed upon by Transporter and Shipper, to secure a dollar amount not to exceed a total of six (6) months of reservation charges under the Service Agreement;

(iv) a guarantee by another person or entity which satisfies Transporter’s credit appraisal for an amount not to exceed a total of six (6) months of reservation charges under the Service Agreement; or

(v) other mutually agreeable forms and value of credit assurances to secure payment for an amount not to exceed a total of six (6) months of reservation charges under the Service Agreement.

Exhibit 2-2

“Credit Rating” is defined to be a party’s senior unsecured debt rating as assigned by S&P, Fitch, and Moody’s.  In the event, either S&P, Fitch,  or Moody’s discontinues its rating services, such that only one of the aforementioned rating agencies exist, Transporter and Shipper agree to discuss possible alternative agencies that rate senior unsecured debt.

If Shipper’s or Guarantor’s Credit Rating is rated by S&P, Fitch, or Moody’s, then the amount of credit assurance shall be determined from the following table.

Shipper’s or Guarantor’s S&P or Fitch Credit Rating*	Shipper’s or Guarantor’s Moody’s Credit Rating*	Amount of Credit Assurance
BBB- or better	Baa3 or better	None
BB+	Ba1	Up to 6 months of reservation charges under the Service Agreement
BB or below	Ba2 or below	Up to 6 months of reservation charges under the Service Agreement

* In the event Shipper or Guarantor’s Credit Ratings from S&P, Fitch, and Moody’s are not all equivalent, on a relative scale, then the lower Credit Rating shall apply, unless two of the three Credit Ratings are equivalent and higher than the other Credit Rating, in which case such higher Credit Ratings shall apply.

Shipper shall provide and maintain such required credit assurance to Transporter, in the amount specified in the table above, for the duration of any Service Agreement entered pursuant to the Precedent Agreement, or until such earlier time when Shipper’s Credit Rating is equal to a BBB or better with a stable or positive outlook by S&P or Fitch and Baa2 or better with a stable or positive outlook by Moody’s.

4.  If neither S&P, Fitch, nor Moody’s rates Shipper, then the amount of credit assurance required from Shipper shall be no more than six (6) months of reservation charges under the Service Agreement.

5.  To the extent not inconsistent with any other provision herein, each Party reserves all of its rights pursuant to Transporter’s Tariff, pursuant to all valid laws, orders, rules and regulations of duly constituted authorities having jurisdiction (including the Federal Energy Regulatory Commission), and pursuant to other contractual arrangements with the other, and pursuant to any other applicable legal or equitable rights.  In the event of a conflict or ambiguity as between this Credit Agreement and the creditworthiness provisions of Transporter’s Tariff, the provisions of this Credit Agreement shall prevail unless such provisions are in conflict with then governing FERC regulations or policies.

6. The construction, interpretation, and enforcement of this Credit Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to any rules or principles of conflicts of law, which would refer any matter hereunder to the laws of a jurisdiction other than the Commonwealth of Pennsylvania.  Each of the Parties hereto hereby waives any right to have a jury participate in resolving any dispute, arising out of, connected with, relating to, or incidental to this Credit Agreement, whether sounding in contract, tort or otherwise.

Exhibit 2-3

7. This Agreement shall become effective as of the date first set forth above and shall continue in full force and effect until all Service Agreements entered into pursuant to the Precedent Agreement are terminated.  This Agreement may be terminated by either Party upon the later of (1) the date the Precedent Agreement is lawfully terminated and full payment of all outstanding balances and charges has been made by Shipper, (2) the latest date on which any Service Agreement entered pursuant to the Precedent Agreement is lawfully terminated and full payment of all outstanding balances and charges has been made by Shipper, or (3) in the event that the Service Agreement is permanently assigned to a third party, the date that any and all such permanently assigned firm transportation agreement(s) are lawfully terminated and full payment of all outstanding balances and charges for transportation service rendered prior to the effective date of such assignment has been made by any party.

8. Any entity that shall succeed by purchase, merger, consolidation, or other transfer to the properties of either Transporter or Shipper, substantially or in entirety, shall be entitled to the rights and shall be subject to the obligations of its predecessor in interest under this Agreement.  Other than as set forth in the preceding sentence, no assignment of this Agreement or of any of the rights or obligations hereunder shall be made, unless there first shall have been obtained the written consent thereto of the other Party to this Agreement, which consent shall not be unreasonably withheld.  It is agreed, however, that the restrictions on assignment contained in this section shall not in any way prevent either Party to this Agreement from pledging or mortgaging its rights hereunder as security for its indebtedness.

9. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior agreements and understandings, whether oral or written, with respect to development of the Project.

10. No presumption shall operate in favor of or against any Party as a result of any responsibility or role that any Party may have had in the drafting of this Agreement.

11. Nothing in this Credit Agreement, whether express or implied, shall create any rights or remedies in third parties, and no provision of this Credit Agreement or any Service Agreement shall be construed as creating any obligations for the benefit of, or rights in favor of, any person or entity other than Transporter or Shipper.

12. No waiver of either Party, or failure to give notice, of any default or breach by the other Party in the performance of any provision, condition or requirement herein shall be deemed a permanent waiver of, or in any manner release the other Party from, future performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner release the other Party from, future performance of the same provision, condition or requirement.  Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter.

13. This Credit Agreement, and all of the terms and provisions contained herein, and the respective obligations of the Parties hereunder, are subject to all existing and future valid and applicable laws, orders, rules and regulations of duly constituted governmental authorities having jurisdiction over the Parties.

Exhibit 2-4

14. The headings contained in this Credit Agreement are for reference purposes only and will not affect the meaning or interpretation of this Credit Agreement.  The singular form of any noun shall be deemed to include the plural, and the plural form of any noun shall be deemed to include the singular.

15.       This Credit Agreement may be executed in one or more counterparts, each of which will be an original, with such counterparts together constituting one and the same instrument.

Exhibit 2-5

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first hereinabove written.

EQUITRANS, L.P.
By:	/s/ Randall L. Crawford
Name:	Randall L. Crawford
Title:	President

Peoples Natural Gas Company LLC
By:	/s/ Morgan K. O’Brian
Name:	Morgan K. O’Brian
Title:	President and CEO

Signature Page to Credit Agreement